UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2020

PURE CYCLE CORPORATION
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

0-8814	84-0705083
(Commission File Number)	(IRS Employer Identification No.)

34501 East Quincy Avenue, Building 34, Watkins, CO 80137
(Address of principal executive offices) (Zip Code)

(303) 292-3456
Registrant’s telephone, including area code

N/A
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Common Stock 1/3 of $.01 par value	PCYO	The NASDAQ Stock Market
(Title of each class)	(Trading Symbol(s))	(Name of each exchange on which registered)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01
Entry into a Material Definitive Agreement.

Pure Cycle Corporation announced today that PCY Holdings, LLC (“PCY Holdings”), a Colorado limited liability company wholly-owned by Pure Cycle Corporation, a Colorado corporation (“Pure Cycle”), entered into Contracts for Purchase and Sale of Real Estate (collectively, the “Purchase and Sale Contracts”) with each of KB Home Colorado Inc. (“KB Home”), Melody Homes, Inc., a wholly-owned subsidiary of DR Horton (“Melody”), Challenger Denver, LLC (“Challenger”), and Meritage Homes of Colorado, Inc. (“Meritage”), collectively referred to as the “Builders.” The Purchase and Sale Contracts with KB Home and Melody were entered into on October 30, 2020. The Purchase and Sale Contracts with Meritage and Challenger were entered into on November 2, 2020. Each Purchase and Sale Contract provides that, upon the terms and subject to the conditions set forth in the Purchase and Sale Contract, PCY Holdings will sell, and the Builder will purchase, a certain number of platted residential lots at the Sky Ranch property, located in unincorporated Arapahoe County, Colorado, approximately four miles south of the Denver International Airport.

The closing of the transactions contemplated by each Purchase and Sale Contract is subject to customary closing conditions, including, among others, the Builder’s completion to its satisfaction of a title review and other due diligence of the property, the accuracy of the representations and warranties made by PCY Holdings contained in the Purchase and Sale Contract, and a commitment by the title company to issue to the Builder a title policy, subject to certain conditions. KB Home, Meritage, and Challenger have a 60-day due diligence period and Melody has a 75-day due diligence period. Within seven business days of the execution of each Purchase and Sale Contract, the Builders are obligated to make an earnest money deposit. Pursuant to certain Purchase and Sale Contracts, Builders are required to make additional earnest money deposits after the due diligence period and/or final approval of the entitlements for the property. If a Purchase and Sale Contract is terminated prior to the expiration of the due diligence period, then the earnest money deposit must be refunded to the Builder. Otherwise, the earnest money deposit or deposits will be applied to the payment of the purchase price of the lots at closing in accordance with a specified takedown schedule or be paid to PCY Holdings, subject to certain conditions. Pursuant to each Purchase and Sale Contract, PCY Holdings must use commercially reasonable efforts to obtain final approval of the entitlements for the property on or before nine months after the expiration of the due diligence period, but PCY Holdings will have the right to extend the date for obtaining final approval of the entitlements for up to six months after the initial nine-month period.

PCY Holdings has made customary representations and warranties in the Purchase and Sale Contracts for a transaction of this nature. Certain of PCY Holdings’ representations and warranties are subject to knowledge and other similar qualifications and will survive for 12 months after each closing of a takedown of lots. The assertions embodied in the representations and warranties were made solely for purposes of the Purchase and Sale Contracts between PCY Holdings and the Builders and may be subject to important qualifications and limitations agreed to by the parties in connection with the negotiated terms. Pure Cycle’s shareholders are not third-party beneficiaries under the Purchase and Sale Contracts and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of PCY Holdings or any of its affiliates.

The agreements with KB Home, Meritage and Challenger follow a Lot Development Agreement format under which payments are due upon satisfaction of certain milestones including platted lot delivery, completion of wet utilities, and the final payment due upon delivery of completed, ready-to build, finished lots. The Purchase and Sale Contract with Melody follows a finished lot delivery format whereby full payment is due upon completion of a finished ready-to-build lot.

On November 3, 2020, Pure Cycle issued a press release regarding the Purchase and Sale Contracts. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01
Financial Statements and Exhibits.

(d)           Exhibits.

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE CYCLE CORPORATION

Date: November 3, 2020	By:	/s/ Kevin B. McNeill
Name: Kevin B. McNeill
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Text of press release by Pure Cycle, dated November 3, 2020.